Exhibit 99.2

CME Group and GFI Group Announce Revised Offer for GFI Group Stockholders to Receive $5.60 per GFI Group Share

•                  Private Consortium of GFI Group Management to Increase Cash Payment for GFI’s IDB Business to $282M from $254M Plus the Assumption at Closing of Approximately $77M in Unvested Deferred Compensation Liability to Employees

•                 Increased Consideration Passed Entirely to Holders of GFI Stock Excluding GFI Group Management Consortium Who Will Receive Only $5.25 per Share

LONDON, CHICAGO and NEW YORK, January 15, 2015 - CME Group Inc. (“CME Group” or “CME”), the world’s leading and most diverse derivatives marketplace, and GFI Group Inc. (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, today announced that they have revised their definitive agreements to increase the consideration payable to GFI Group stockholders to $5.60 per share from $5.25 per share, payable in a mix of shares of CME Group Class A common stock and cash. This new offer price represents more than an 80% premium above the closing price of $3.11 per share of GFI Group common stock on July 29, 2014, the last day of trading prior to the announcement of the CME transaction.

As part of the revised CME transaction, the purchase price to be paid by a private consortium of GFI Group management (the “GFI Group Management Consortium”), led by current Executive Chairman Michael Gooch, CEO Colin Heffron and Managing Director Nick Brown, for GFI Group’s wholesale brokerage business was increased to approximately $282 million, up from $254 million in cash, along with the assumption, at closing, of approximately $77 million of unvested deferred compensation and other liabilities. CME Group is also contributing $9.5 million in additional stock consideration to GFI shareholders.

Together, these new contributions deliver an approximately $37 million increase in purchase price to all GFI Group stockholders, excluding the shares held by the GFI Group Management Consortium through Jersey Partners Inc., which will not share in the $0.35 per share increase announced today and will only receive $5.25 per share.

The updated terms of the CME transaction have been approved by the Board of Directors of GFI Group upon the unanimous recommendation of a Special Committee comprised solely of independent and disinterested directors, and by the Board of Directors of CME Group. GFI Group’s Board of Directors, acting upon the unanimous recommendation of the Special Committee, continues to recommend that GFI Group’s stockholders vote to approve the CME merger agreement. The transaction remains subject to the approval of GFI Group’s stockholders; GFI Group will hold a special meeting of its stockholders on January 27, 2015 to vote on the CME transaction.

If GFI Group stockholder approval is obtained, the parties expect the transaction to close shortly thereafter.

Barclays Bank PLC is acting as financial advisor to CME Group and Skadden, Arps, Slate, Meagher & Flom LLP is acting as CME Group’s legal advisor.  Jefferies LLC is acting as financial advisor to GFI Group and Willkie Farr & Gallagher LLP is acting as legal advisor to the GFI Group Management Consortium. Greenhill & Co. is acting as financial advisor to the Special Committee and White & Case LLP is acting as the Special Committee’s legal advisor.

About CME Group

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate.  CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago.  CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc.  CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc.  All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

About GFI Group Inc.

GFI Group Inc. (NYSE: GFIG) is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants.  More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities.  GFI’s brands include Trayport®, a leading provider of trading solutions for energy markets worldwide and FENICS®, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 2,000 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Media Contacts

Patricia Gutierrez

GFI Group Vice President - Public Relations

+ 1 212 968 2964

patricia.gutierrez@gfigroup.com

Laurie Bischel

CME Group Executive Director, Corporate Communications

+1 312 907 0003

Laurie.Bischel@cmegroup.com

Investor Contacts

Mark Brazier

GFI Group Senior Vice President, Corporate Development and Communications

+1 212 968 6905

mark.brazier@gfigroup.com

Chris Ann Grimmett

GFI Group Investor Relations Manager

+1 212 968 4167

chris.grimmett@gfigroup.com

John Peschier

CME Group Managing Director, Investor Relations

+1 312 930 8491

John.Peschier@cmegroup.com

Important Information for Investors and Stockholders

In connection with the proposed transaction between GFI and CME, on December 24, 2014 the Securities and Exchange Commission (SEC) declared effective CME’s registration statement on Form S-4 that included a definitive proxy statement of GFI that also constituted a definitive prospectus of CME.  On December 24, 2014, GFI commenced mailing the definitive proxy statement/prospectus to stockholders of GFI. INVESTORS AND SECURITY HOLDERS OF GFI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus and other documents filed with the SEC by CME and GFI through the website maintained by the SEC at http://www.sec.gov or at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.  Copies of the documents filed with the SEC by GFI are available free of charge on GFI’s website at http://www.gfigroup.com or by contacting GFI’s Investor Relations Department at (212) 968-4167.  Copies of the documents filed with the SEC by CME are available free of charge on CME’s website at http://www.cmegroup.com or by contacting CME’s Investor Relations Department at (312) 930-8491.

Participants in the Solicitation for the Proposed Merger Between GFI and CME

GFI and its directors, executive officers and certain of its employees may be considered participants in the solicitation of proxies in connection with the proposed transactions involving GFI and CME.  Investors and security holders may obtain more detailed information regarding the names, affiliates and interests of GFI’s directors and executive officers by reading GFI’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 13, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 22, 2014, and its Current Report on Form 8-K filed with the SEC on July 25, 2014.  These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is or will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, with respect to GFI Group and CME Group (i) statements about the benefits of the transaction, including financial and operating results and synergy benefits that may be realized from the transaction and the timeframe for realizing those benefits; (ii) plans, objectives, expectations and intentions; (iii) other statements contained in this communication that are not historical facts; and (iv) other statements identified by words such as “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group and CME Group and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements; the inability to complete the transactions contemplated by the definitive agreements due to the failure to obtain the required stockholder approval by GFI Group; the inability to satisfy the other conditions specified in the definitive agreements, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions; the risk that the proposed transactions disrupts current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of the transactions; the outcome of any legal proceedings that may be instituted against GFI Group, CME Group or others following announcement of the transaction; economic, political and market factors affecting trading volumes; securities prices or demand for GFI Group’s brokerage services; competition from current and new competitors; GFI Group’s and CME Group’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; GFI Group’s ability to identify and develop new products and markets; changes in laws and regulations governing GFI Group’s and CME Group’s business and operations or permissible activities; GFI Group’s and CME Group’s ability to manage its international operations; financial difficulties experienced by GFI Group’s and CME Group’s customers or key participants in the markets in which GFI Group and CME Group focuses its services; GFI Group’s and CME Group’s ability to keep up with technological changes; and uncertainties relating to litigation and GFI Group’s and CME Group’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the financial and other results of GFI Group or CME Group is included in their respective filings with the Securities and Exchange Commission. Neither GFI Group or CME Group undertakes to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #